Exhibit 8.1

LIST OF SUBSIDIARIES
Name	Jurisdiction
Aptose Biosciences U.S. Inc.	Delaware
Aptose Suisse GmbH	Zug, Switzerland
Nuchem Pharmaceuticals Inc.	Canada